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                                                                      EXHIBIT 99

Parallel Petroleum Corporation (ticker: PLLL, exchange: NASDAQ) News Release - 5-Oct-2000
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         PARALLEL PETROLEUM ANNOUNCES SUCCESSFUL NATURAL GAS DISCOVERY;
                ADOPTS STOCKHOLDER RIGHTS PLAN AND AMENDS BYLAWS

Parallel Petroleum Corporation (Nasdaq NMS: PLLL) today announced the current production rate of a natural gas discovery in the Yegua/Frio Gas Trend in Jackson County, Texas. The Weaver-Dugger A No. 1, Jackson County, Texas, was drilled to a total depth of 9,440 feet. The well was perforated in two intervals from 9,310 to 9,321 feet and 9,323 to 9,326 feet in the Frio formation and is currently flowing at a rate of 1,871 mcf of gas and 57 barrels of oil per day on a 9.75/64-inch choke with flowing tubing pressure of 4,750 psi. Based on the operator's current assessment, the production rate is expected to be increased to 5,000 mcf per day plus condensate during the next 30 days. Four new prospects have been identified on this project and are waiting on rigs. The Company owns a 27.63% working interest (20.72% net revenue interest) in the well. The operator, privately held Allegro Investments, and industry partners own the remaining interests.

In addition, the Company today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Plan is designed to protect the Company from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of the Company without fairly compensating all of the Company's stockholders.

The Plan creates a dividend of one right for each outstanding share of the Company's Common Stock. The rights are represented by and traded with the Company's Common Stock. There are no separate certificates or market for the rights.

The rights do not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made for 15% or more of the Common Stock of the Company.

Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company's Series A Preferred Stock at an exercise price of $26.00. Each 1/1,000th of a share of the Series A Preferred Stock will essentially be the economic equivalent of one share of Common Stock.

Under certain circumstances the rights entitle the holders to buy the Company's stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company's outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company's outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company's outstanding stock, each right holder will have the option to buy for the purchase price Common Stock of the Company having a value equal to two times the purchase price of the right.

Under certain circumstances the rights entitle the holders to buy shares of the acquiror's Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company's Common Stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than


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50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock.

The distribution of the rights will be made to stockholders of record as of October 16, 2000. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission. The Company's Plan is similar to those adopted by many other companies.

Also on October 5, 2000, the Board of Directors adopted certain amendments to the Company's Bylaws. These amendments modify, clarify and add certain provisions regarding the advance notice requirements for stockholder proposals before an annual meeting of stockholders, the calling of special meetings of stockholders, stockholder written consents, and the procedures for nominating directors.

Parallel Petroleum Corporation is an independent energy company engaged in the exploration for and the acquisition, development and production of oil and gas using 3-D seismic technology.

In addition to historical information contained herein, this news release contains forward-looking statements subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "continue," "present value," "future," "reserves" or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the Company's growth strategy, outstanding indebtedness, dependence on weather conditions, seasonality, expansion and other activities of competitors, prices of oil and gas, and the general condition of the economy and its effect on the securities market. While the Company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the Company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Parallel Petroleum Corporation
110 N. Marienfeld, Suite 465
Midland, TX 79701
915.684.3727
www.parallel-petro.com
Contact: Rhonda L. Keller
Manager Investor Relations
e-mail: rho@parallel-petro.com
MIDLAND, Texas, September 22, 2000

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Parallel Petroleum Corporation-110 North Marienfeld Suite 465-Midland, Texas
  79701-phone 915.684.3727-fax 915.684.3905